ALPS VARIABLE INVESTMENT TRUST 485BPOS

Exhibit (h)(xv)

April 30, 2019

ALPS Variable Investment Trust

Board of Trustees

1290 Broadway, Suite 1100

Denver, CO 80203

Re:          ALPS Variable Investment Trust (the “Trust”)

By our execution of this letter agreement (the “Agreement”), among the undersigned parties, ALPS Advisors, Inc. (“ALPS”) agrees to waive certain fees that it is entitled to receive from, or reimburse certain expenses to be paid by, the ALPS | Red Rocks Listed Private Equity Portfolio, a series of the Trust (the “Portfolio”).

The parties hereby agree that ALPS shall reimburse Portfolio expenses and/or waive a portion of the investment advisory and other fees that ALPS is entitled to receive to the extent necessary such that Total Annual Fund Operating Expenses (as defined in Form N-1A) (excluding Distribution and/or Services (Rule 12b-1) fees, shareholder service fees, acquired fund fees and expenses, taxes, brokerage commissions and extraordinary expenses) do not exceed the levels set forth below:

Portfolio	Class I	Class III
ALPS | Red Rocks Listed Private Equity Portfolio	95 bps	95 bps

ALPS will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Portfolio’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements. Notwithstanding the foregoing, the Portfolio will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses were deferred.

The Portfolio’s fee waiver/expense reimbursement arrangements with the Sub-Adviser and the Adviser permit the Sub-Adviser or the Adviser to recapture only if any such recapture payments do not cause the Portfolio’s expense ratio (after recapture) to exceed the lesser of (i) the expense cap in effect at the time of the waiver and (ii) the expense cap in effect at the time of the recapture. ALPS agrees that such expense reimbursements and/or fee waivers for the Portfolio will be effective beginning on April 30, 2019, and shall continue through April 29, 2020.

ALPS ADVISORS, INC.

By:	/s/ Rahul Kanwar
Name: Rahul Kanwar
Title: Authorized Representative

Your signature below acknowledges acceptance of this Agreement:

ALPS VARIABLE INVESTMENT TRUST

By:	/s/ Jeremy Held
Name: Jeremy Held
Title: President